Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                    Contact:
Mike Van Handel
Manpower Inc.
+1.414.906.6305
michael.vanhandel@manpower.com

Manpower Inc. Announces New Share Repurchase Program

    The Board of Directors of Manpower Inc. (NYSE:MAN) approved a new share repurchase program, which gives the Company the ability to repurchase up to 3 million shares of its issued and outstanding common stock.  Purchases under this program may be made from time to time in open market or privately negotiated transactions.

    In addition to the new repurchase program, the Company still has approximately 0.2 million shares available to repurchase, not to exceed a cost of $147.3 million, under its repurchase program previously authorized in August 2007. The total amount repurchased to date under this authorization is 4.8 million shares at a cost of $252.7 million.

Additional financial information about Manpower Inc., including stock history, dividend history and annual shareholder reports, can be found at http://investor.manpower.com.

About Manpower Inc.
Manpower Inc. (NYSE: MAN) is a world leader in innovative workforce solutions; creating and delivering services that enable its clients to win in the changing world of work. With more than 60 years of experience, Manpower offers employers a range of solutions and services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting. Manpower's worldwide network of nearly 4000 offices in 82 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world's largest multinational corporations. The focus of Manpower's work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under four brands: Manpower, Manpower Professional, Elan and Right Management. More information on Manpower Inc. is available at www.manpower.com.

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